EXHIBIT 12
Vanguard Health Systems, Inc.
Computations of Ratios of Earnings to Fixed Charges
(unaudited)
(dollars in millions)

		Successor	Combined
	Predecessor	September 23,	Basis							Pro Forma	Pro Forma
	July 1, 2004	2004	Year	Year	Year	Year	Year	Six months	Six months	Year	Six months
	through	through	ended	ended	ended	ended	ended	ended	ended	ended	ended
	September 22,	June 30,	June 30,	June 30,	June 30,	June 30,	June 30,	December 31,	December 31,	June 30,	December 31,
	2004	2005	2005	2006	2007	2008	2009	2008	2009	2009 (d)	2009 (d)
EARNINGS:
Income (loss) from continuing operations before income taxes	$(164.8)	$50.0	$(114.8)	$42.3	$(122.6)	$4.3	$46.9	$17.0	$(19.1)	$35.8	$(25.8)
Equity method income	(0.2)	(0.8)	(1.0)	(0.2)	(0.9)	(0.7)	(0.8)	(0.3)	(0.5)	(0.8)	(0.5)
Fixed charges, exclusive of capitalized interest (a)	11.7	79.6	91.3	118.8	140.9	138.9	124.9	64.3	61.0	136.0	67.7

Earnings	$(153.3)	$128.8	$(24.5)	$160.9	$17.4	$142.5	$171.0	$81.0	$41.4	$171.0	$41.4

FIXED CHARGES:
Interest charged to expense (b)	$10.4	$74.1	$84.5	$110.3	$131.6	$128.4	$114.0	$58.9	$55.4	$125.1	$62.1
Portion of rents representing interest (c)	1.3	5.5	6.8	8.5	9.3	10.5	10.9	5.4	5.6	10.9	5.6

Fixed charges, exclusive of capitalized interest	11.7	79.6	91.3	118.8	140.9	138.9	124.9	64.3	61.0	136.0	67.7
Capitalized interest	1.1	3.2	4.3	8.3	3.0	1.4	2.0	1.0	1.3	2.0	1.3

Total fixed charges	$12.8	$82.8	$95.6	$127.1	$143.9	$140.3	$126.9	$65.3	$62.3	$138.0	$69.0

Ratio of earnings to fixed charges	n/a	1.56x	n/a	1.27x	n/a	1.02x	1.35x	1.24x	n/a	1.24x	n/a

Amount by which earnings are inadequate to cover fixed charges	$166.1	n/a	$120.1	n/a	$126.5	n/a	n/a	n/a	$20.9	n/a	$27.6

(a)	Calculated in fixed charges section below.

(b)	Excludes interest income.

(c)	Estimated to be 25% of consolidated rental expense.

(d)	The pro forma information is calculated and presented as if the Refinancing transactions occurred at the beginning of the respective periods. Costs that are non-recurring and directly relate to the Refinancing have been excluded from these calculations.